Exhibit 99.1
Contacts:
Jim Mazzola
858-704-8122
ir@halozyme.com

Chris Burton
858-704-8352
ir@halozyme.com

HALOZYME REPORTS THIRD QUARTER 2016 FINANCIAL RESULTS

- Strong progress initiating global sites for HALO-301 study and toward dose expansion of PEGPH20/KEYTRUDA® clinical study -
- ENHANZE™ platform royalty potential grows through FDA accepting Roche/Genentech’s filing for subcutaneous formulation of Rituximab in U.S. -

- Progression-free survival data continues to mature in Stage 2 of HALO-202, Data reporting may move into 2017 -

SAN DIEGO, November 7, 2016 - Halozyme Therapeutics, Inc. (NASDAQ: HALO) today reported financial results and recent highlights for the third quarter ended September 30.

“The third quarter was highlighted by Genentech’s BLA filing for rituximab in a subcutaneous formulation using Halozyme’s ENHANZE platform in multiple blood cancers, a development that adds to the potential for our royalty revenue and highlights the benefits of our business model,” said Dr. Helen Torley, president and chief executive officer. “In our oncology pillar, we continued initiation of our global sites in our phase 3 study of PEGPH20 and are making progress toward dose expansion in our study with Keytruda, all as we anticipate reporting topline results from stage 2 of our HALO-202 study once the data is mature.”

Halozyme was recently informed by the independent statistician for the data monitoring committee of its HALO-202 study that progression-free survival data are not yet mature for analysis. As a result, the company now expects the reporting of data may move into 2017, depending on when it is mature for analysis.

Third Quarter 2016 and Recent Highlights include:

•
The inclusion of PEGPH20 in the Pancreatic Cancer Action Network’s Precision Promise initiative, a broad industry and pancreatic cancer community coalition established to study pancreatic cancer therapies in patients based on the molecular profile of their tumors. The clinical trial plans to enroll patients at 12 consortium sites in the U.S. beginning in spring 2017.

•	Continuing to initiate sites in the HALO-301 | Pancreatic study toward the goal of having approximately 90 percent of centers ready to screen patients by the end of 2016.

•
Progressing in dose escalation of the ongoing phase 1b clinical study evaluating PEGPH20 in combination with KEYTRUDA® (pembrolizumab) in relapsed non-small cell lung and gastric cancer patients. The company continues to project that the study will move to the dose expansion phase by the end of 2016.

•
U.S. Food and Drug Administration (FDA) filing a Biologics License Application (BLA) to support approval for the subcutaneous formulation of Rituximab in multiple blood cancer indications. Including all approved indications, Roche reported total 2015 sales of rituximab in the United States of 3.76 billion CHF.

•
Pfizer announcing discontinuation of the global clinical development program for bococizumab, its investigational PCSK9 inhibitor. The development of a subcutaneous version on the Halozyme ENHANZE platform has also been discontinued. Pfizer also made a portfolio decision to discontinue development of rivipansel with the ENHANZE platform even though the technology performed as intended. Pfizer continues to develop an additional program with the ENHANZE platform for an undisclosed target.

Third Quarter 2016 Financial Highlights

•
Revenue for the third quarter was $31.9 million compared to $20.8 million for the third quarter of 2015, driven primarily by royalties from partner sales of Herceptin® SC, MabThera® SC and HYQVIA®, API sales to partners, and manufacturing and clinical supply reimbursements from ENHANZE™ partners.

Revenue for the third quarter included $13 million in royalties, an increase of 58 percent from the prior-year period, $9.6 million in sales of bulk rHuPH20 primarily for use in manufacturing collaboration products and $3.7 million in HYLENEX® recombinant (hyaluronidase human injection) product sales.

•
Research and development expenses for the third quarter were $33.9 million, compared to $27.6 million for the third quarter of 2015. The planned increases were primarily due to a ramp in spending associated with the HALO-301 study, personnel expenses, and manufacturing and clinical supply expenses that are reimbursed by ENHANZE™ partners.

•
Selling, general and administrative expenses for the third quarter were $11.6 million, compared to $10.2 million for the third quarter of 2015. The increase was primarily due to personnel expenses, including stock compensation, for the period.

•	Net loss for the third quarter was $28.9 million, or $0.23 per share, compared to a net loss in the third quarter of 2015 of $24.5 million, or $0.19 per share.

•	Cash, cash equivalents and marketable securities were $221.1 million at September 30 compared to $230 million at June 30, 2016.

Financial Outlook for 2016
For the full year 2016, the company updated and narrowed its financial guidance, now expecting:

•	Net revenue of $145 million to $150 million, raising the lower end of its prior $140 million to $150 million range;

•	Operating expenses of $240 million to $245 million, from the prior $245 million to $260 million range;

•	Cash flow of $75 million to $85 million, from the prior range of $65 million to $85 million;

•	Year-end cash balance of $180 million to $190 million, raising the lower end of its prior $170 million to $190 million range.

Webcast and Conference Call
Halozyme will webcast its Quarterly Update Conference Call for the third quarter 2016 today, Monday, November 7 at 4:30 p.m. ET/1:30 p.m. PT. Dr. Helen Torley, president and chief executive officer, will lead the call. The call will be webcast live through the "Investors" section of Halozyme's corporate website and a recording will be made available following the close of the call. To access the webcast and additional documents related to the call, please visit http://www.halozyme.com approximately fifteen minutes prior to the call to register, download and install any necessary audio software. For those without access to the Internet, the live call may be accessed by phone by calling (877) 410-5657 (domestic callers) (334) 323-7224 (international callers) using passcode 769890. A telephone replay will be available after the call by dialing (877) 919-4059 (domestic callers) or (334) 323-0140 (international callers) using replay ID number 22039188.
About Halozyme
Halozyme Therapeutics is a biotechnology company focused on developing and commercializing novel oncology therapies that target the tumor microenvironment. Halozyme’s lead proprietary program, investigational drug PEGPH20, applies a unique approach to targeting solid tumors, allowing increased access of co-administered cancer drug therapies to the tumor in animal models. PEGPH20 is currently in development for metastatic pancreatic cancer, non-small cell lung cancer, gastric cancer, metastatic breast cancer and has potential across additional cancers in combination with different types of cancer therapies. In addition to its proprietary product portfolio, Halozyme has established value-driving partnerships with leading pharmaceutical companies including Roche, Baxalta, Pfizer, Janssen, AbbVie and Lilly for its ENHANZE™ drug delivery platform. Halozyme is headquartered in San Diego. For more information visit www.halozyme.com.
Safe Harbor Statement
In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning the Company's future expectations and plans for growth in 2016, the development and commercialization of product candidates and the potential benefits and attributes of such product candidates and expected financial outlook for 2016) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are typically, but not always, identified through use of the words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures and costs, unexpected fluctuations or changes in revenues, including revenues from collaborators, unexpected results or delays in development of product candidates and regulatory review, regulatory approval requirements, unexpected adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2016.

Halozyme Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenues:
Product sales, net	$13,331	$10,301	$39,970	$32,503
Royalties	13,036	8,274	36,695	21,431
Revenues under collaborative agreements	5,486	2,205	31,023	28,896
Total revenues	31,853	20,780	107,688	82,830

Operating expenses:
Cost of product sales	9,134	6,180	25,204	20,818
Research and development	33,863	27,611	109,493	65,490
Selling, general and administrative	11,599	10,226	33,626	29,439
Total operating expenses	54,596	44,017	168,323	115,747

Operating loss	(22,743)	(23,237)	(60,635)	(32,917)
Other income (expense):
Investment and other income, net	334	78	960	267
Interest expense	(5,253)	(1,301)	(14,378)	(3,899)
Net loss before income taxes	(27,662)	(24,460)	(74,053)	(36,549)
Income tax expense	1,284	—	1,584	—
Net loss	$(28,946)	$(24,460)	$(75,637)	$(36,549)

Net loss per share:
Basic and diluted	$(0.23)	$(0.19)	$(0.59)	$(0.29)

Shares used in computing net loss per share:
Basic and diluted	128,154	126,921	127,886	126,127

Halozyme Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$61,207	$43,292
Marketable securities, available-for-sale	159,845	65,047
Accounts receivable, net	17,679	32,410
Inventories	12,852	9,489
Prepaid manufacturing costs	14,960	16,155
Prepaid expenses and other assets	6,062	5,379
Total current assets	272,605	171,772
Property and equipment, net	4,407	3,943
Prepaid expenses and other assets	4,986	5,574
Restricted cash	500	500
Total assets	$282,498	$181,789

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$4,641	$4,499
Accrued expenses	25,733	26,792
Deferred revenue, current portion	9,892	9,304
Current portion of long-term debt	12,394	21,862
Total current liabilities	52,660	62,457

Deferred revenue, net of current portion	40,849	43,919
Long-term debt, net	199,803	27,971
Other long-term liability	1,178	4,443

Stockholders’ (deficit) equity:
Common stock	129	128
Additional paid-in capital	545,751	525,628
Accumulated other comprehensive income (loss)	83	(99)
Accumulated deficit	(557,955)	(482,658)
Total stockholders’ (deficit) equity	(11,992)	42,999
Total liabilities and stockholders’ (deficit) equity	$282,498	$181,789

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